Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Reports Record Second Quarter 2006 EPS of $2.35

Company Repurchases 1.01 Million Shares in Q2 06;

Diluted EPS Now Expected to be in the Range of $10.00 - $10.50 for Fiscal Year 2006

ATLANTA, April 27, 2006 -- Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter ended March 31, 2006, reporting a record for second quarter earnings per share. Highlights of the quarter, compared to the same period of the prior year, are as follows:

Quarter Ended March 31, 2006

•                  Net income of $104.4 million, or $2.35 per diluted share, compared to a reported net loss of $84.3 million, or $2.09 per diluted share in the prior year’s second quarter, which included a non-cash goodwill impairment charge of $130.2 million. Excluding the goodwill impairment charge, adjusted earnings per diluted share in last year’s second quarter was $1.04.

•                  Home closings: 4,273 (up 18.6%).

•                  Total revenues: $1.27 billion (up 30.0%).

•                  Operating income margin:  13.0%, compared to an operating loss margin in the prior year’s second quarter of (6.0%), which included the goodwill impairment charge.

•                  New orders: 4,224 homes (down 19.4%).

•                  Backlog at 3/31/06: 9,227 homes with a sales value of $2.79 billion, compared to 10,064 homes with a sales value of $2.90 billion at 3/31/05.

•                  Repurchased 1.01 million shares for approximately $66.2 million; year-to-date share repurchases totaled 2.02 million for $133.2 million.

Record March Quarter

“We are pleased to announce record results for our second quarter of fiscal 2006,” said President and Chief Executive Officer, Ian J. McCarthy. “We generated quarterly revenues of $1.27 billion on home closings of 4,273, up 30% and 19% from the second quarter of fiscal 2005, respectively, both second quarter company records. Furthermore, net earnings and earnings per diluted share in the March quarter totaled $104 million, and $2.35, respectively, both also second quarter records.”

“In a number of markets across the country, we have seen the pace of sales decline and price appreciation moderate relative to that experienced over the past several years, as evidenced by the lower net orders this quarter,” McCarthy continued. “However, we continue to believe that the long-term industry fundamentals, including increased demand driven by demographic and employment trends coupled with further supply constraints in our major markets, remain compelling. Our broad geographic and product diversity, coupled with our commitment to profitable growth and the optimal allocation of capital, position us well in both the near and long term business environments.”

Closings of 4,273 homes represents a second quarter record and resulted from year-over-year increases in all regions except for the West. Increased closings in Arizona, Colorado and Nevada were offset by a decline in California, which was particularly impacted by continued entitlement delays in Sacramento, which have led to slower than anticipated community openings, coupled with moderating demand in that market.

Net new home orders totaled 4,224 homes for the quarter, where increases in several markets in both the Southeast and Central regions were offset primarily by significantly lower new home orders in the West region. In addition, during the quarter the company experienced an increase in the rate of order cancellations from the prior year. In the West, sales declines in Arizona, California and Nevada resulted from both moderating demand and delays associated with community openings. Both of these issues were particularly pronounced in Sacramento, where new order declines were the most significant. In addition, lower new home orders in some Florida markets resulted primarily from moderating demand relative to extremely high levels experienced during the previous year. While orders in the Mid-Atlantic were lower than year-ago levels, market conditions in this region appear to be improving sequentially from those experienced in the first quarter of the fiscal year.

Financial Performance in March Quarter

 “We achieved record earnings and improved operating income margin this quarter as we continue to focus on enhanced profitability and the optimal allocation of capital,” said James O’Leary, Executive Vice President and Chief Financial Officer. “We reduced investment in underperforming markets while investing for the future in our most profitable markets and providing a meaningful return to our shareholders through our share repurchase program. During the quarter, we exited certain Indiana sub markets and curtailed operations in Memphis, with the expectation of redeploying this capital into higher returning opportunities prospectively. These actions, together with our continued focus on improved profitability, should position us well going forward.”

The company achieved a 13.0% operating income margin in the second quarter, which was an improvement both from the first quarter and year-over-year. In the year ago period, operating income margin was negatively impacted by both the $130.2 million goodwill impairment charge and $45.0 million of expenses associated with the Trinity class action settlement.

Share Repurchases

During the second quarter of fiscal 2006, the company repurchased 1,007,200 shares of its common stock under its 10 million share repurchase authorization for approximately $66.2 million or $65.73 per share. At the same time, the company maintained a debt to capitalization ratio of 49%, within its target range. Year to date, the company has repurchased 2,021,800 shares, for a total of $133.2 million.

Fiscal 2006 EPS Outlook

McCarthy concluded, “We expect continued execution of our Profitable Growth Strategy, including our share repurchase program, to result in continued growth and enhanced shareholder value in the near and long term. However, the current sales environment in many markets is more difficult than previously anticipated. In addition, as we optimize our capital base and exit markets and land positions returning less than our overall cost of capital, we incur some incremental period costs. As such, we now have broadened our range for expected fiscal 2006 diluted earnings per share to $10.00-$10.50 to explicitly address these factors. This assumes no further deterioration in new order trends during the remaining spring and summer months of this year.”

Conference Call

The company will hold a conference call today, April 27, 2006, at 11:00 AM ET to discuss the results and take questions. You may listen to the conference call and view the company’s slide presentation over the internet by going to the “Investor Relations” section of the company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-369-1904. To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 800-239-4680 (available until 5:00 PM ET on May 4, 2006), or visit www.beazer.com.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers. Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, changes in levels of customer demand, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the company’s strategies to broaden target price points and lessen dependence on the entry-level segment in certain markets will not achieve desired results, and other factors described in the company’s Annual Report on Form 10-K for the year ended September 30, 2005 filed with the Securities and Exchange Commission on December 9, 2005.

Use of Non-GAAP Financial Information

In addition to the results in this press release reported in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has provided information regarding adjusted net income and earnings per share which excludes the effects of the non-cash goodwill impairment charge recorded during the second quarter of fiscal 2005. Management believes that these adjusted financial results are useful to both management and investors in the analysis of the company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of non-cash adjustments related to a previous acquisition.

Below is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended March 31, 2005

Reported net loss	$(84,344)
Reported net loss per common share	$(2.09)

Adjusted Net Income and Earnings Per Share:
Reported net loss	$(84,344)
Goodwill impairment charge	130,235
Net income, excluding goodwill impairment charge	$45,891

After-tax interest add-back to pro-forma net income for ‘if converted’ treatment of convertible notes in calculation of diluted net income per common share	$1,337

Adjusted diluted net income per common share, excluding goodwill impairment charge	$1.04

Diluted weighted average shares outstanding	45,597

Adjusted diluted net income per share, excluding the goodwill impairment loss was calculated by dividing net income, excluding goodwill impairment charge, by the weighted average of all potentially dilutive common shares that were outstanding during the period presented. Diluted net loss per share, as reported in the company’s income statement in accordance with GAAP, disregards the effect of potentially dilutive common shares, as a net loss causes dilutive shares to have an anti-dilutive effect.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com`

-Tables Follow-

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
INCOME STATEMENT
Revenues	$1,269,091	$976,248	$2,374,707	$1,888,075
Costs and expenses:
Home construction and land sales	954,596	796,057	1,787,382	1,492,412
Selling, general and administrative expense	149,793	108,070	282,871	212,664
Goodwill impairment charge	—	130,235	—	130,235
Operating income (loss)	164,702	(58,114)	304,454	52,764
Equity in income of unconsolidated joint ventures	330	301	682	199
Other income	1,582	1,436	5,685	4,000

Income (loss) before income taxes	166,614	(56,377)	310,821	56,963
Income taxes	62,263	27,967	116,557	71,603
Net income (loss)	$104,351	$(84,344)	$194,264	$(14,640)

Net income (loss) per common share:
Basic	$2.58	$(2.09)	$4.77	$(0.36)
Diluted	$2.35	$(2.09)	$4.34	$(0.36)

Weighted average shares outstanding, in thousands:
Basic	40,442	40,409	40,703	40,352
Diluted	45,066	40,409	45,395	40,352

Interest incurred	$27,903	$21,082	$53,436	$41,471
Interest amortized to cost of sales	$20,542	$17,353	$38,717	$33,312
EPS interest add back - Convertible Debt	$1,347	$—	$2,691	$—
Depreciation and amortization	$6,332	$5,142	$11,042	$9,635

SELECTED BALANCE SHEET DATA

	March 31, 2006	September 30, 2005	March 31, 2005
Cash	$15,183	$297,098	$15,930
Inventory	3,481,162	2,901,165	2,715,191
Total assets	4,111,743	3,770,516	3,144,047
Total debt (net of discount of $3,883, $4,118 and $1,012)	1,514,069	1,321,936	1,163,688
Shareholders’ equity	1,576,943	1,504,688	1,219,659

OPERATING DATA

SELECTED OPERATING DATA

	Quarter Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Closings:
Southeast region	1,491	1,196	2,874	2,435
West region	1,356	1,358	2,496	2,550
Central region	371	267	707	457
Mid-Atlantic region	502	366	955	736
Midwest region	553	415	1,070	998
Total closings	4,273	3,602	8,102	7,176
New orders, net of cancellations:
Southeast region	1,616	1,701	3,180	2,892
West region	1,035	1,927	2,241	3,256
Central region	518	406	875	643
Mid-Atlantic region	517	561	800	1,068
Midwest region	538	644	1,000	925
Total new orders	4,224	5,239	8,096	8,784
Backlog units at end of period:
Southeast region	3,380	3,086
West region	2,862	3,846
Central region	683	615
Mid-Atlantic region	1,038	1,379
Midwest region	1,264	1,138
Total backlog units	9,227	10,064
Dollar value of backlog at end of period	$2,793,519	$2,898,247

SUPPLEMENTAL FINANCIAL DATA:

	Quarter Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005

Revenues
Home sales	$1,239,859	$960,538	$2,313,286	$1,863,412
Land and lot sales	20,596	7,763	45,551	8,978
Mortgage origination revenue	13,135	11,310	24,113	22,164
Intercompany elimination - mortgage	(4,499)	(3,363)	(8,243)	(6,479)
Total revenues	$1,269,091	$976,248	$2,374,707	$1,888,075
Cost of home construction and land sales
Home sales	$940,633	$794,455	$1,751,910	$1,492,754
Land and lot sales	18,462	4,965	43,715	6,137
Intercompany elimination - mortgage	(4,499)	(3,363)	(8,243)	(6,479)
Total costs of home construction and land sales	$954,596	$796,057	$1,787,382	$1,492,412
Selling, general and administrative
Homebuilding operations	$139,605	$99,436	$262,000	$196,249
Mortgage origination operations	10,188	8,634	20,871	16,415
Total selling, general and administrative	$149,793	$108,070	$282,871	$212,664